PURCHASE AGREEMENT


                                                 by and between


                                            FLEMINGTON EQUITIES VII,


                                                     Seller,


                                                       and


                                      FLEMINGTON FAMILY GOLF CENTERS, INC.,


                                                    Purchaser









                                      PURCHASE AGREEMENT
              PURCHASE AGREEMENT, made as of the 7th day of March, 1996 (this "Agreement"), by and between FLEMINGTON EQUITIES VII, a New Jersey general partnership having an address at Route 202/31, Flemington, New Jersey ("Seller"), and FLEMINGTON FAMILY GOLF CENTERS, INC., a Delaware corporation having an address at 225 Broadhollow Road, Suite 106E, Melville, New York 11747 ("Purchaser").

                                       W I T N E S S E T H :
              WHEREAS, Seller is the owner of certain real property located in Flemington, New Jersey and more particularly described on Exhibit A attached hereto and made a part hereof (the "Land") and the buildings and improvements located on the Land (the "Improvements" and, together with the Land, the "Premises");
              WHEREAS, Seller has leased the Premises to Flemington Golf and Sports Center, LLC ("FGSC");
              WHEREAS, simultaneously with the execution and delivery of this Agreement, Purchaser is entering into a purchase agreement with FGSC (the "FGSC Agreement") and purchasing from Seller the certain property of FGSC's relating to the Premises;
              WHEREAS, simultaneously and in connection with the execution and delivery of this Agreement, the lease between Seller and FGSC with respect to the Land (the "Lease") is being terminated; and
              WHEREAS, Seller wants to sell the Land to Purchaser, and Purchaser wants to purchase the Land from Seller, on the terms, and subject to the conditions, set forth herein.
              NOW, THEREFORE, in consideration of TEN ($10.00) DOLLARS, the terms and conditions set forth herein, and other good and valuable consideration, the





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mutual receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the foregoing and as follows:

           1.      Agreement to Sell and Purchase.

              1.1 Property to be Purchased by Purchaser. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and acquire from Seller, upon the terms and conditions hereinafter set forth, all of Seller's right, title and interest in and to the following property (collectively, the "Property"):
                    1.1.1  the Land;
                    1.1.2  the Improvements;
                    1.1.3 the easements, rights of way, appurtenances and other rights and benefits of Seller in and to the Premises, including without limitation, all of Seller's interest in any air rights, water rights and irrigation rights;
                    1.1.4 the files, books, notices and other correspondence from any governmental agencies, and other records used or employed by Seller or its affiliates in connection with the ownership and/or operation of the Premises (collectively, the "Records"); and
                    1.1.5 any consents, authorizations, variances, waivers, licenses, certificates, permits and approvals held by or granted to Seller in connection with the ownership of the Premises (collectively, the "Permits").

           2. Purchase Price. The purchase price for the Property shall be One Million Seven Hundred Thousand and 00/100 Dollars ($1,700,000.00), payable by Purchaser's note to Seller in the amount of the purchase price (the "Note").
The Note shall be secured by a mortgage (the "Mortgage"), UCC-1 Financing

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Statements (the "UCCs"), a Security Agreement (the "Security Agreement") and a
guaranty by Family Golf Centers, Inc. (the "Guaranty").

           3.  Title; Permitted Exceptions.

              3.1 Seller will convey the Property to Purchaser, free and clear of any and all liens, charges, encumbrances, mortgages, pledges, security interests, easements, agreements and other interests and adverse claims (collectively, "Encumbrances"), other than the matters set forth in Exhibit B attached hereto and made a part hereof (the "Permitted Exceptions").

              3.2 Purchaser may order an examination of title from a title company licensed or authorized to issue title insurance in the State of New Jersey ("Title Company"), and shall cause a copy of any title report to be forwarded to Seller's attorney upon receipt. If a title examination shall disclose any Encumbrances other than the Permitted Exceptions, Seller shall cause the same to be discharged of record or otherwise cured.

              3.3 If a search of the title discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller will on request deliver to the Title Company or Purchaser an affidavit showing that such judgments, bankruptcies or other returns are not against Seller, in form sufficient to permit deletion of such exception from the title policy.

           4. Apportionments. All customary apportionments will be made between Purchaser and FGSC under the FGSC Agreement.

           5.  The Closing.

              5.1 The closing of the transaction provided for in this Agreement (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement (the actual date of the Closing being referred to

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herein as the "Closing Date"), at 10:00 a.m. at the offices of Squadron,
Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, or at such other place as may be mutually agreed to by Seller and Purchaser.
              5.2 At the Closing, Seller shall deliver or cause to be delivered to Purchaser physical possession of the Property (receipt of which may be actual or constructive) and the following:

                   5.2.1 a deed with covenants against grantor's acts, duly executed and acknowledged by Seller, in proper statutory form for recording, so as to convey to Purchaser fee simple title to the Premises, subject to and in accordance with the provisions of this Agreement (the "Deed");

                   5.2.2  an owner's affidavit of title;

                   5.2.3 a Certificate or Certificates of Occupancy for all Improvements;

                   5.2.4 an original counterpart of the instrument terminating the FGSC Lease, duly executed and acknowledged by Seller and FGSC;

                   5.2.5 any transfer tax or other return required by any applicable governmental authority in connection with the sale of the Property, duly executed and acknowledged by Seller;

                   5.2.6 an affidavit (the "FIRPTA Affidavit") duly executed and acknowledged by Seller pursuant to Section 1445 (b)(2) of the Internal Revenue Code of 1986, as amended, stating that Seller is not a foreign person within the meaning of such provision;

                   5.2.7  and IRS form 1099-S executed by Seller;

                   5.2.8 all other instruments and documents to be executed, acknowledged where appropriate and/or delivered by Seller to Purchaser pursuant to any of the other provisions of this Agreement; and

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                   5.2.9  such other documents as may be reasonably required
by Purchaser's counsel in connection with this transaction.

              5.3 At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

                   5.3.1  Note;

                   5.3.2  the Mortgage;

                   5.3.3  the UCCs;

                   5.3.4  the Security Agreement;

                   5.3.5  the Guaranty;

                   5.3.6 all other instruments and documents to be executed, acknowledged where appropriate and/or delivered by Purchaser to Seller; and

                   5.3.7 such other documents as may be reasonably required by Seller's counsel in connection with this transaction.

           6.  Representations and Warranties.

               6.1 Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

                   6.1.1 Organization; Power and Authority. Seller is a general partnership duly formed, validly existing and in good standing under the laws of the State of New Jersey, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The only partners of Seller are Steven Kalafer and Suzanne Kalafer.

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                   6.1.2  Due Authorization and Execution; Effect of Agreement.
The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary partnership action required to be taken on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any law, rule or regulation to which Seller is subject; (b) violate any order, judgment or decree applicable to Seller; or (c) conflict with or result in a breach of or a default under any term or condition of Seller's Partnership Agreement or any agreement or other instrument to which Seller is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

                   6.1.3 Consents. No consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority or any third party is required in connection with the execution, delivery and performance by Seller of this Agreement, except for consents, approvals, authorizations, exemptions and filings, if any, which have been obtained.

                   6.1.4 Compliance with Applicable Laws. Seller is not engaging in any activity or omitting to take any action as a result of which Seller is in violation of any law, rule, regulation, ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or

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administrative body or agency, applicable to the Property, and neither the execution and delivery by Seller of this Agreement or of any of the other agreements and instruments to be executed and delivered by it pursuant hereto, the performance by Seller of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will result in any such violation. The Premises are not subject to any notice of violation of law, municipal ordinance, orders or requirements issued by any building department or other governmental agency or subdivision having jurisdiction.

                   6.1.5 Permits. All Permits required by any federal, state, or local law, rule or regulation and necessary for the operation of the Property as currently being conducted have been obtained and are currently in effect. No registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (a) to avoid the loss of any Permit or the violation of any law, regulation, order or other requirement of law, or (b) to enable Purchaser to continue the operation of the Property as presently conducted after the Closing. The current use and occupation of any portion of the Property does not violate any of, and, where applicable, is in material compliance with, the Permits, any applicable deed restrictions or other covenants, restrictions or agreements including without limitation, any of the Permitted Exceptions, site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to the Premises.

                   6.1.6 Title to Assets. Seller has good and marketable title to the Property free and clear of all Encumbrances other than the Permitted Exceptions.

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                   6.1.7  Contracts.  Except for the Lease, which is being
terminated simultaneously with the execution and delivery of this Agreement, Seller is not a party to any leases, contracts, orders or agreements relating to the Property.

                   6.1.8  Environmental Matters.

                          6.1.8.1  As used in this Agreement "Hazardous
Material" shall mean: (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss. 9601(33); (ii) any "pollutant or contaminant" as defined in 42 U.S.C. ss. 9601(33); (iii) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural or synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; (vii) any asbestos, asbestos containing material, polychlorinated biphenyl ("PCB"), or isomer of dioxin, or any material or thing containing or composed of such substance or substances; and (viii) any other pollutant, contaminant, chemical, or industrial or hazardous, toxic or dangerous waste, substance or material, defined or regulated as such in (or for purposes of any Environmental Law (as hereinafter defined) and any other toxic, reactive or flammable chemicals.

                          6.1.8.2  To Seller's knowledge, there is no
Hazardous Material at, under or on the Premises and there is no ambient air, surface water, groundwater or land contamination within, under, originating from or relating to the Premises. Seller has not, and has not caused to be, manufactured, processed, distributed, used, treated, stored, disposed of, transported or handled any Hazardous Material at, on or under the Premises.

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                          6.1.8.3  To Seller's knowledge, Seller has no
obligation or liability imposed or based upon any provision under any foreign, federal, state or local law, rule, or regulation or common law, or under any code, order, decree, judgment or injunction applicable to Seller or the Property or any notice, or request for information issued, promulgated, approved or entered thereunder, or under the common law, or any tort, nuisance or absolute liability theory, relating to public health or safety, worker health or safety, or pollution, damage to or protection to the environment, including without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (hereinafter collectively referred to as "Environmental Laws").
                          6.1.8.4  Seller has not been subject to any civil,
criminal or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry or proceeding for failure to comply with, or received notice of any violation or potential liability under the Environmental Laws in respect of the Premises.

                          6.1.8.5  The Premises are not (a) listed or
proposed for listing on the National Priority List or (b) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List ("CERCLIS") promulgated pursuant to CERCLA, 42 U.S.C. ss. 9601(9), or any comparable list maintained by any foreign, state or local government authority.

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                           6.1.8.6  There are no underground storage tanks
at the Premises and Seller further warrants and represents that any prior use and operation of underground storage tanks has been in compliance with all Environmental Laws.

                   6.1.9 Tax Proceedings. There are no proceedings pending regarding the reduction of real estate taxes or assessments in respect of the Premises.

                           6.1.10  Utilities.  All water, storm and sanitary
sewer, gas, electricity, telephone and other utilities adequately service the Premises, enter the Premises through lands as to which valid public or private easements exist that will inure to the benefit of Purchaser and the Premises are furnished by facilities of public utilities and the cost of installation of such utilities has been fully paid.

                           6.1.11  Access.  To the best of Seller's knowledge,
there are no federal, state, county, municipal or other governmental plans to change the highway or road system in the vicinity of the Premises which could materially restrict or change access from any such highway or road to the Premises or any pending or threatened condemnation or eminent domain proceedings relating to or affecting the Premises. All roads bounding the Premises are public roads and the Deed is the only instrument necessary to convey to Purchaser full access to and the right to use such roads freely as well as to convey all rights appurtenant to the Premises in such roads.

                           6.1.12  Intentioanlly Deleted.

                           6.1.13  Litigation.  There is no action or proceeding
(zoning or otherwise) or governmental investigation pending, or, to the best of Seller's knowledge, threatened against, or relating to, Seller (insofar as it

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relates to the Premises), or the transactions contemplated by this Agreement, nor is there any basis for any such action, proceeding or investigation.

                           6.1.14  Assessments.  There are no special or other
assessments for public improvements or otherwise now affecting the Premises nor does Seller know of (a) any pending or threatened special assessments affecting the Premises or (b) any contemplated improvements affecting the Premises that may result in special assessments affecting the Premises.

                           6.1.15  Employee Agreements.  There are no union or
employment contracts or agreements (written or oral) involving employees of Seller or its affiliates affecting the Property which will survive the Closing.
                           6.1.16  Work at the Premises.  No services, material
or work have been supplied to the Premises for which payment has not been made in full.
                           6.1.17  Full Disclosure.  To the best knowledge of
Seller, none of the information supplied by Seller herein or in the exhibits hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

              6.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

                   6.2.1 Organization; Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its

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obligations under this Agreement and to consummate the transactions contemplated hereby.
                   6.2.2 Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any law, rule or regulation to which Purchaser is subject; (b) violate any order, judgment or decree applicable to Purchaser; or (c) conflict with or result in a breach of or a default under any term or condition of Purchaser's Certificate of Incorporation or By-Laws or any agreement or other instrument to which Purchaser is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

              6.3  Survival.   The representations and warranties of the
parties made in this Article 6 shall survive the Closing.

        7. Further Assurances. At any time and from time to time after the Closing Date, Seller shall, at the request of Purchaser, execute and deliver any further instruments or documents and take all such further action as Purchaser may reasonably request in order to transfer into the name of Purchaser any and

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all Property contemplated to be sold pursuant to this Agreement and to further consummate the transactions contemplated by this Agreement. This Article shall survive the Closing.

        8. Brokers. Seller and Purchaser warrant and represent to each other that they dealt with no broker, finder or similar agent or party who or which might be entitled to a commission or compensation on account of introducing the parties, the negotiation or execution of this Agreement and/or the closing of the transaction provided for herein. Purchaser and Seller hereby respectively agree to indemnify and hold harmless the other party from and against all loss, liability, damage and expense (including, without limitation, attorneys' fees) imposed upon or incurred by the other party by reason of any claim for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party who claims to have dealt with the indemnifying party in connection with this transaction. The provisions of this Article shall survive the Closing.

        9. "As Is". Purchaser represents that it has inspected the Property and is familiar with the physical condition thereof, and that it agrees to accept the Property "as is", in its condition at the date of this Agreement.

        10. Costs and Fees. Documentary stamps for the Deed, deed transfer or conveyancing taxes, if any, shall be payable by Seller, and in no event be payable by Purchaser. Recording fees for the Deed shall be payable by Purchaser. Purchaser shall also pay the expenses incurred in connection with
(a) the examination of title, (b) the issuance of a policy of title insurance for Purchaser, and (c) a survey of the Property, if obtained by Purchaser. Any other similar costs not expressly provided for elsewhere in this Agreement shall be divided and borne in accordance with the usual practices in the jurisdiction

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where the Premises are located. It is agreed that no portion of the consideration paid by Purchaser hereunder shall be allocated toward items of personal property conveyed hereunder. The provisions of this Article shall survive the Closing.



        11.  Indemnification.

              11.1 Subject to the further provisions of this Article, Seller shall protect, defend, hold harmless and indemnify Purchaser, its officers, directors, shareholders, employees, agents and affiliates, and their respective successors and assigns, from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including without limitation, reasonable professional fees and costs of investigation, litigation, settlement, and judgment and interest) ("Losses") that may be suffered or incurred by any of them arising from or by reason of (i) any and all liabilities or obligations of any nature whatsoever in connection with or relating to the Property or Seller or any predecessor owner of the Property or other liability or obligation of Seller arising prior to the Closing Date; (ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 11.1.

              11.2 Subject to the further provisions of this Article, Purchaser shall protect, defend, hold harmless and indemnify Seller, its partners, employees and agents, and its successors and assigns from, against and

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in respect of any and all Losses that may be suffered or incurred by any of them arising from or by reason of (i) any and all liabilities or obligations of any nature whatsoever in connection with or relating to the Property or Purchaser arising on and after the Closing Date, (ii) the breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 11.2.

              11.3 Whenever a party hereto (such party and each of its affiliates which is entitled to indemnification pursuant to any provision of this Agreement, an "Indemnified Party") shall learn after the Closing of a claim that, if allowed (whether voluntarily or by judicial or quasi-judicial tribunal or agency), would give rise to an obligation of another party (the "Indemnifying Party") to indemnify the Indemnified Party under any provision of this Agreement, before paying the same or agreeing thereto, the Indemnified Party shall promptly notify the Indemnifying Party in writing of all such facts within the Indemnified Party's knowledge with respect to such claim and the amount thereof (a "Notice of Claim"). If, prior to the expiration of fifteen (15) days from the mailing of a Notice of Claim, the Indemnifying Party shall request, in writing, that such claim not be paid, the Indemnified Party shall not pay the same, provided the Indemnifying Party proceeds promptly, at its or their own expense (including employment of counsel reasonably satisfactory to the Indemnified Party), to settle, compromise or litigate, in good faith, such claim. After notice from the Indemnifying Party requesting the Indemnified

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Party not to pay such claim and the Indemnifying Party's assumption of the defense of such claim at its or their expense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof. However, the Indemnified Party shall have the right to participate at its expense and with counsel of its choice in such settlement, compromise or litigation. The Indemnified Party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall the Indemnified Party be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the Indemnified Party. The failure to provide a timely Notice of Claim as provided in this Section 11.3 shall not excuse the Indemnifying Party from its or their continuing obligations hereunder; however, the Indemnified Party's claim shall be reduced by any damages to the Indemnifying Party resulting from the Indemnified Party's delay or failure to provide a Notice of Claim as provided in this Section 11.3.

              11.4 For purposes of this Article, any assertion of fact and/or law by a third party that, if true, would constitute a breach of a representation or warranty made by a party to this Agreement or make operational an indemnification obligation hereunder, shall, on the date that such assertion is made, immediately invoke the Indemnifying Party's obligation to protect, defend, hold harmless and indemnify the Indemnified Party pursuant to this Article.

        12.  Notices.

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              12.1  All notices, demands, requests, consents or other
communications ("Notices") which either party may desire or be required to give to the other hereunder shall be in writing and shall be delivered by hand, overnight express carrier, or sent by registered or certified mail, return receipt requested, postage prepaid, in either event, addressed to the parties at their respective addresses first above set forth. A copy of any Notice given by Seller to Purchaser shall simultaneously be given in either manner provided above to Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, Attention: Alan Schacter, Esq. A copy of any Notice given by Purchaser to Seller shall simultaneously be given in either manner provided above to Harlan L. Schlossberg, Esq., 82 Musiker Avenue, P.O. Box 443, Mt. Freedom, New Jersey 07970. Notices given in the manner aforesaid shall be deemed to have been given three (3) business days after the day so mailed, the day after delivery to any overnight express carrier and on the day so delivered by hand. Either party shall have the right to change its address(es) for the receipt of Notices by giving Notice to the other party in either manner aforesaid. Any Notice required or permitted to be given by either party may be given by that party's attorney.

        13.   Miscellaneous.

              13.1 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

              13.2 This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of New Jersey.

              13.3 The captions or article headings in this Agreement are for convenience only and do not constitute part of this Agreement.

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              13.4  This Agreement has been fully negotiated by the parties and rules of construction construing ambiguities against the party responsible for drafting agreements shall not apply.

              13.5 It is agreed that, except where otherwise expressly provided in particular Articles or Sections of this Agreement, none of the provisions of this Agreement shall survive the Closing.

              13.6 This Agreement (including the Exhibits annexed hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto.

              13.7 This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

              13.8 No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of the time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

              13.9 This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same original.

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

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                            FLEMINGTON EQUITIES VII

                                            By: /s/ Steven Kalafer
                                                _______________________
                                                Name:  Steven Kalafer
                                                Title: Partner


                                            By: /s/ Suzanne Kalafer
                                                _______________________
                                                Name:  Suzanne Kalafer
                                                Title: Partner


                                            FLEMINGTON FAMILY GOLF
                                            CENTERS, INC.


                                            By: /s/ Dominic Chang
                                                ______________________
                                                Name: Dominic Chang
                                                Title: President

                                                     - 19 -






                       INDEX OF EXHIBITS AND SCHEDULES


EXHIBIT A             LEGAL DESCRIPTION
EXHIBIT B             PERMITTED EXCEPTIONS









                            [LETTERHEAD]

                              EXHIBIT A

DESCRIPTION OF A TRACT OF LAND TO BE DEEDED TO FLEMINGTON FAMILY GOLF CENTERS, INC. AS SITUATED IN RARITAN TOWNSHIP, HUNTERDON COUNTY, NEW JERSEY - TAX MAP BLOCK 84; LOT NO. 34

        Beginning at a concrete highway monument found in the westerly right-of-way line of the public highway leading from Flemington to Ringoes known as New Jersey State Highway Route No. 31 and U.S. Highway Route No. 202, said highway monument being located at the termination of course number 2 as previously set forth in Deed Book 1001; Page No. 570 and running thence:

        (1.) Along the westerly right-of-way line of said New Jersey State Highway Route No. 31 and U.S. Highway Route No. 202, South 02 degrees 54' 53'' East- a distance of one thousand two hundred fifty-nine and thirty-seven one-hundredths feet (1259.37') to an old solid iron pin found in the same; thence;

        (2.) Along the same, South 87 degrees 05' 07'' West - a distance of three and zero one-hundredths feet (3.00') to a concrete highway monument found in the same; thence:

        (3.) Along the same being the jughandle leading to Everitts road, on a curve to the right with a radius of three hundred ninety and zero one-hundredths feet (390.00'), an arc distance of two hundred fifty-four and twenty-five one hundredth feet (254.25') and having a chord bearing and distance of South 15 degrees 45' 42'' West - two hundred forty-nine and seventy-seven one-hundredths feet (249.77') to an old solid iron pin found at a point of tangency for the same; thence:

        (4.) Along the same, South 34 degrees 26' 17'' West - a distance of one hundred twenty-one and fifty-four one-hundredths feet (121.54') to an old iron pin found at a point of curvature for the same; thence:

        (5.) Along the same on a curve to the left with a radius of two hundred ten and zero one-hundredths feet (210.00'), an arc distance of seventeen and sixty-nine one-hundredths feet (17.69') and having a chord bearing and distance of South 32 degrees 01' 29'' West - seventeen and sixty-eight one-hundredths feet (17.68') to an old iron pipe found in the same, corner to land now or formerly of Speir Drive Realty Associates (Block 84; Lot No. 37); thence:

        (6.) Along land of now or formerly Speir Drive Realty Associaates (Block 84; Lot No. 37), North 83 degrees 54' 22'' West - a distance of one hundred sixty-four and five one-hundredths feet (164.05') to an old iron pipe found for a corner to the same in line of land of the Black River & Western Corporation (Block 84; Lot No. 100.01); thence:

        (7.) Along land of the Black River & Western Corpration (Block 84; Lot No. 100.01), North 16 degrees 15' 30'' West - a distance of seven hundred sixteen and eighty-five one-hundredths feet (716.85') to an old iron pin found for a corner to the same in the westerly right-of-way line of other land of the Black River & Western Corporation, said iron pin being located thirty-three and zero one-hundredths feet (33.00') more or less as measured radially from the centerline of the railroad tracks; thence:

        (8.) Along the westerly right-of-way line of land of the Black River & Western Corporation parallel with the thirty-three and zero one-hundredths feet (33.00') more or less as measured radially from the centerline of the railroad tracks, on a curve to the right with a radius of three thousand two hundred forty-one and five one-hundredths feet (3241.05'), an arc distance of two hundred seventy-seven and ninety-six one-hundredths feet (277.96') and having a chord bearing and distance of North 03 degrees 55' 42'' West- two hundred seventy-seven and eighty-eight one-hundredths feet (277.88') to an old solid iron pin found for a corner to the same; thence:

        (9.) Along the same parallel with and thirty-three feet and zero one-hundredths feet (33.00') as measured at right angles from the centerline of the railroad tracks, North 01 degrees 26' 20'' West - a distance of six hundred seventy-one and twenty one-hundredths feet (671.20') to an old H.C.E. capped iron pin found along the same, corner to land of 153 Broad Street Associates (Block 84; Lot No. 34.01); thence:

        (10.) Along land of 153 Broad Street Associates (Block 84; Lot No. 34.01), North 81 degrees 34' 53'' East - a distance of four hundred eighty and eighty-three one-hundredths feet (480.83') to an old H.C.E. capped monument found in the westerly right-of-way line of the aforementioned New Jersey State Highway Route No. 31 and U.S. Highway Route No. 202, said monument found being located at the termination of course number one as contained in the aforementioned Deed Book 1001; Page No. 570; thence:

        (11.) Along the westerly right-of-way line of said New Jersey State Highway Route No. 31 and U.S. Highway Route No. 202 following along course number 2 as contained in the aforementioned Deed Book 1001; Page No. 570, on a curve to the right with a radius of one thousand eight hundred forty-six and eighty-six one-hundredths feet (1846.86'), an arc distance of one hundred eleven and eight one-hundredths feet (111.08') and having a chord bearing and distance of South 04 degrees 38' 16'' East - one hundred eleven and six one-hundredths feet (111.06') to the point and place of beginning and containing 17.2546 Acres + - (751,612.12 sq. ft.) being the same more or less as surveyed by Heritage Consulting Engineers in March of 1996.

        All bearings herein refer to Deed Book 1001; Page No. 570.




        Subject to any gas company easements.

        Subject to any overhead and/or underground consumer type electric, telephone and/or cable distribution line easements.

        Subject to any and all easements, ordinances, covenants, agreements and/or restrictions of record.

        Subject to any slope, drainage and/or maintenance easements, rights, as the same now exists, if any, along, near, to or from New Jersey State Highway Route No. 31 and U.S. Highway Route No. 202 as granted to the New Jersey Highway Department.

        Subject to that portion of a 30' x 100' sight triangle easement as previously set forth in Deed Book 1033; Page No. 938

        Subject to a 30' x 100' sight triangle easement as previously set forth in Deed Book 1078; Page No. 0133.

        Subject to a 30' x 100' sight triangle easement as previously set forth in Deed Book 1078; Page No. 0135.

        Subject to and together with the rights and conditions of an easement for non-obstruction of storm water flow and maintenance of storm water management facility as previously set forth in Deed Book 1078; Page No. 0128.

        Subject to the rights and conditions of a 30' x 100' drainage and access easement as previously set forth in Deed Book 1033; Page No. 0214 and Page No. 934.

        Subject to a right-of-way agreement to New Jersey Power & Light Company and United Telephone Co. Of New Jersey as previously set forth in Deed Book 1085; Page No. 0101.

        Subject to right-of-way grants as previously set forth in Deed Book 330; Page No. 444 and Deed Book 492; Page No. 52








                                Exhibit B

        Exceptions to title set forth in title policy obtained by Purchaser in connection with the Closing.